      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1999
                                                 REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            NTN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           31-1103425
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                            Identification No.)

                                   THE CAMPUS
                              5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            STANLEY B. KINSEY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            NTN COMMUNICATIONS, INC.
                                   THE CAMPUS
                              5966 LA PLACE COURT
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 438-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                              DALE E. SHORT, ESQ.
                     TROY & GOULD PROFESSIONAL CORPORATION
                       1801 CENTURY PARK EAST, SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-4441

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
        TITLE OF EACH CLASS OF                 TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED         PER SHARE(1)        OFFERING PRICE           FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 par value..........   789,323 shares          $0.7815             $616,856               $172
-------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of calculating the registration fee. Based, pursuant to Rule 457(c), on the average of the high and low sale prices of Registrant's Common Stock as reported on the American Stock Exchange on June 3, 1999.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS

                                 789,323 SHARES

                            NTN COMMUNICATIONS, INC.

                                  COMMON STOCK

     We develop and produce individual and multi-player interactive programs for distribution to a variety of media platforms. The securityholders named herein or their assigns are offering for resale from time to time up to 789,323 shares of our common stock which they own or have the right to acquire.

     All of the shares are being offered by the selling securityholders. Of the shares being offered, 536,000 are issuable upon the exercise of warrants held by two of the selling securityholders. We will receive the exercise price of the warrants to the extent that they are exercised. We will not receive any other proceeds in connection with the sale of the shares by the selling securityholders.

     The common stock is traded on the American Stock Exchange under the symbol "NTN." On June 3, 1999 the last sale price for the common stock as reported on the American Stock Exchange was $0.75.

     The selling securityholders may offer the shares of common stock from time-to-time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. Brokers, dealers or other agents engaged by the selling securityholders may arrange for other brokers, dealers or agents to participate in sales of the shares and may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated. These brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the federal securities laws, and any commissions, discounts or concessions they receive may be deemed to be underwriting discounts or commissions.

     We will bear the costs and expenses of registration of the shares offered by the selling securityholders. The selling securityholders will bear any commissions, discounts and transfer taxes attributable to their sales of the shares.

     An investment in shares of common stock involves a high degree of risk. Before purchasing any shares, you should consider carefully the risks set forth under "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined that this prospectus is complete or accurate. Any representation to the contrary is a
criminal offense.                   -------

                  The date of this Prospectus is June 7, 1999

                            NTN COMMUNICATIONS, INC.

     We develop and produce individual and multi-player interactive programs for distribution to a variety of media platforms. These interactive sports, trivia and educational programs permit multiple viewers to simultaneously respond to and participate with the programming content. We have an exclusive licensing arrangement with the National Football League to provide our QB-1(R) football game, as well as nonexclusive arrangements or agreements with the National Hockey League in Canada and others, to provide other interactive play-along programming in conjunction with live televised broadcasts. We broadcast a wide variety of popular games, trivia and informational programming to group viewing locations such as hotels, sports bars and restaurants through the NTN Network(TM), our interactive network. In addition, we bring multi-player interactive games into consumer households through America Online, the Internet and interactive television services. Since we distribute our programs via satellite, cable, telephone and wireless transmission technologies, we are not dependent on any particular hardware or technical platform.

     We currently provide our products and services to two principal markets, each of which is directly related to multi-player interactive entertainment:

     - Network Services is our live interactive television network (the NTN Network(TM)) featuring sports and trivia games which are broadcast to restaurants and other group viewing environments.

     - Studio Services are live interactive sports and trivia games, including those currently broadcast over the NTN Network(TM), provided via America Online and other third-party providers for the home consumer market.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also may be obtained electronically at the Commission's site on the World Wide Web at http:/www.sec.gov. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The common stock is listed on the American Stock Exchange, and our reports, proxy and information statements and other information filed with the American Stock Exchange may be inspected at the American Stock Exchange's offices at 86 Trinity Place, New York, New York 10006-1881.

     Additional information regarding us and the shares of common stock offered by the selling securityholders is contained in the Registration Statement of which this prospectus forms a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to us and the offered shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 or obtained electronically at the Commission's World Wide Web site referred to above. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the Commission under the Exchange Act (Commission file no. 1-11460) are incorporated in this Prospectus by reference in accordance with the Commission's rules and regulations: (a) our Annual Report on Form 10-K for the three years ended December 31, 1998, which contains consolidated financial statements of NTN for the years then ended; (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and (c) the description of the common stock contained in its Registration Statement on Form 8-A (File No. 0-19383) filed with the Commission on July 31, 1991, as amended.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date they are filed. Any statement contained in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon request, we will provide, without charge, to each person to whom this prospectus is delivered a copy of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Kendra Berger, Chief Financial Officer, NTN Communications, Inc., The Campus, 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Ms. Berger at (760) 438-7400.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains so-called forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "management believes" and similar language. All forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth under "Risk Factors" and "Recent Developments." Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update them.

                                  RISK FACTORS

     An investment in shares of common stock is speculative in nature and involves a high degree of risk. You should consider carefully the following risk factors before purchasing any of the shares offered by the selling securityholders.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES

     We have a history of significant losses, including net losses of $1,793,000 for the year ended December 31, 1998 and $832,000 for the three months ended March 31, 1999. We had an accumulated deficit of $61,979,000 as of March 31, 1999. There is no assurance that we will ever operate profitability.

OUR PROSPECTS FOR GROWTH ARE UNCERTAIN

     We recently launched our new Digital Interactive TV (DITV) network, which has been installed in only a limited number of subscriber locations. We currently plan to continue operating our original NTN network and the DITV network concurrently until approximately June 2000. Our immediate prospects for growth depend, in part, on the successful introduction and implementation of our new DITV network. There is no assurance that the DITV network will be favorably received by our current subscribers or will enable us to attract a significant number of new subscribers. There also is no assurance that we can implement and operate the DITV network profitably.

     In April 1999, we purchased assets of an Internet access station developer, Sikander, Inc., as a first step in capitalizing on our national infrastructure of relationships and experienced sales and customer service teams to expand our hospitality product portfolio. This purchase enables us to link the viewers/participants on our existing network to coin-operated Internet stations, thus providing out-of-home access to the web and video games for patrons in restaurants, hotels and other public venues. See "Recent Developments -- Asset Purchase". We plan to execute an Internet strategy that will make it possible for consumers to access our interactive content from a complete range of delivery systems including our two hospitality networks, the Internet, America Online, interactive cable services and other interactive delivery systems. There is no assurance that we will be successful in the implementation of this strategy.

WE HAVE LIMITED WORKING CAPITAL AND MAY NEED ADDITIONAL FINANCING

     Our current assets exceeded our current liabilities at March 31, 1999 by $2,032,000. Based upon our current plans and assumptions, we believe that our current assets, together with anticipated cash flows from operations, will be sufficient to fund our current level of operations through 1999. We began to convert existing customers to the DITV network in April 1999, replacing Playmakers(R) and broadcast equipment with new technology. Certain Year 2000 compliance issues have been eliminated as a result of the DITV network and the new equipment purchases related to the DITV including back-end equipment. However, we estimate that 25% of our systems resident at customer locations may not be Year 2000 compliant. See "Our "Year 2000" Readiness is Uncertain" below for a discussion of our Year 2000 remediation efforts.

     It is likely we will require additional financing to completely implement our plan to convert our entire existing customer base to the DITV network, to expand the DITV network, implement our Internet station strategy and expand our Internet business. Financing possibilities include borrowings under fixed or revolving credit agreements or sale of additional equity securities. We currently do not have a bank line of credit or other available financing, other than partial vendor financing for personal computers, and there is no assurance as to whether or on what terms any needed financing may be available.

     If we were unable to obtain needed financing on terms acceptable to us, we would have to delay or cutback the planned rollout of the new DITV network and could be required to curtail certain of our business activities and operations until we are able to generate sufficient funds from operations to resume these activities. Such a delay or cutback could have a material adverse effect on our business, financial condition and results of operations.

WE ARE INVOLVED IN PENDING LITIGATION PROCEEDINGS

     On June 11, 1997, we were included as a defendant in a class-action lawsuit, entitled Elliot Miller and Jan Iver, shareholders on behalf of themselves and all others similarly situated vs. NTN Communications, Inc., Patrick J. Downs, Daniel C. Downs, Donald C. Klosterman, Ronald E. Hogan, Gerald
P. McLaughlin and KPMG Peat Marwick LLP, filed in the United States District Court for the Southern District of California. The complaint alleges violations of state and federal securities laws based upon purported omissions from our periodic filings with the Commission. More particularly, the complaint alleges that we and the defendant directors and former officers devised an "exit strategy" to provide the directors and former officers with undue compensation upon their resignation from NTN. The plaintiffs further allege that our financial statements misrepresented or omitted information concerning contingent liabilities (in the form of guaranteed compensation to management and repurchase obligations relating to stock and interests in IWN, Inc. and IWN L.P.) and phantom assets (in the form of loans receivable from management). According to the plaintiffs, these alleged misrepresentations and omissions served to inflate the trading price of the common stock.

     On July 3, 1997, on behalf of ourself and the other defendants, we filed a motion to dismiss the lawsuit. On November 6, 1997, our motion was granted, with leave to amend, as to the state causes of action and denied as to the federal causes of action. In February 1998, one of the plaintiffs in the action filed a suit entitled Dorman vs. NTN Communications, Inc. in California Superior Court in San Diego County realleging the same causes of action that were dismissed by the federal court. We have filed a motion for summary judgment in each action. In April 1999, the Court granted our motion in the Dorman matter. In May 1999, the Court denied our motion in the Miller action. We believe that the claims in these two lawsuits are covered by directors and officers liability insurance providing $10,000,000 of coverage. We have submitted these claims to our directors and officers liability insurance underwriters, who have accepted such claims subject to reservation of rights. Our deductible under the insurance policy is $200,000.

     In March 1998, our former independent sales representative for the State of Georgia filed suit against us in Atlanta, Georgia, alleging wrongful termination and other breaches by us under our prior distributor agreement with the former sales representative. We deny these claims and intend to defend ourselves vigorously. This matter is in its preliminary stages, and at present we do not anticipate that this lawsuit will have a material adverse effect on our financial condition or results of operations.

     Last year, we were alerted to the possibility that we may have insufficient licensing rights for the MS-DOS system used in our original Playmaker(R) systems installed in over 2,600 hospitality locations. In response, we conducted an internal audit and determined that we do not have the necessary licenses to operate these Playmaker(R) systems. Settlement negotiations are currently underway with the Business Software Alliance and Software Publishers Association, two industry associations, in an effort to resolve this matter. It is possible that we will be required to pay license fees or penalties for our prior use of MS-DOS, and at present we cannot predict what effect this may have on our future financial condition or results of operations. In the meantime, however, we have obtained all necessary licenses for our redesigned Playmakers(R) utilized in the DITV network. We believe that our accrual is adequate to cover any potential settlement that we may reach.

     We have been involved as a plaintiff or defendant in various previously reported lawsuits in both the United States and Canada involving Interactive Network, Inc., ("IN"). With the court's assistance, we and IN have been able to reach a resolution of all pending disputes in the United States and have agreed to private arbitration regarding any future licensing, copyright or infringement issues which may arise between us. There remain two lawsuits involving us, our unaffiliated Canadian licensee and IN, which were filed in Canada in 1992. No action was taken in the Canadian litigation until May 1998, when IN gave notice of its intention to proceed. In November 1998, we and our Canadian licensee filed a counterclaim against IN. These actions affect only the operations of our Canadian licensee and do not extend to our operations in the United States or elsewhere. Although they cannot be estimated with certainty, any damages we might incur are not expected to be material.

     There can be no assurance that the foregoing claims will be settled or decided in a manner favorable to us. During the pendency of such claims, we will continue to incur costs of defense. If the plaintiffs prevail in their claims, the resulting liabilities could materially and adversely affect our financial condition and results of operations.

WE HAVE EXPERIENCED RECENT EQUIPMENT PROBLEMS

     The Playmaker(R) used in the original NTN network is a hand-held, 49-megahertz radio frequency device used to enter choices and selections by players of QB-1(R) and our other games and programming broadcast via the NTN Network(TM). Our customers have experienced certain recurring problems with these Playmakers(R) related to noise sensitivity and performance of the Playmaker's(R) rechargeable batteries. We believe these equipment problems contributed to higher than usual terminations and bad debt experience during late 1997 and the first half of 1998. To address these problems, we designed a 900-megahertz Playmaker(R) in consultation with an outside engineering consulting firm that is used in connection with the DITV network. The redesigned Playmaker(R) is currently being manufactured by the manufacturer of the 49 megahertz Playmaker(R). We have not experienced significant equipment problems with the 900 megahertz Playmaker(R) to date. However, there is no assurance that equipment problems will not occur in the case of the redesigned 900-megahertz Playmaker(R).

WE DEPEND ON LICENSES FOR BROADCAST RIGHTS

     Our interactive sports games are broadcast in conjunction with live telecasts of football, baseball and hockey games and other events. Wherever possible, we try to obtain licenses from the owners of the broadcast rights to the events to utilize such telecasts for our interactive game programming. Our exclusive license with National Football League Properties, Inc. ("NFLP") for QB-1(R) expires in March 2000. Our rights under the license may not be transferred or assigned without the NFLP's consent, and an assignment for this purpose includes, among other things, a merger or consolidation of NTN or the termination of employment of any of our key management personnel. Our agreement with Major League Baseball Properties, Inc. ("MLBP") relating to Diamondball(R) expired December 31, 1996. In the meantime, we have continued broadcasting Diamondball(R) and otherwise dealing with MLBP in accordance with the terms of the prior agreement with MLBP.

WE FACE SIGNIFICANT COMPETITION

     We compete with other companies for total entertainment dollars in the marketplace. Our programming competes generally with broadcast television, pay-per-view, and other content offered on cable television. On other mediums, we compete with other content and services available to the consumer through online services. With the entrance of motion picture, cable and TV companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future. In January 1999, The Walt Disney Company introduced interactive programming broadcast in conjunction with live sporting and other events which may compete directly with QB-1(R) and our other programming. Moreover, the expanded use of online networks and the Internet provide computer users an increasing number of alternatives to video games and entertainment software. We seek to compete by providing high quality products at reasonable prices, thereby establishing a favorable reputation among frequent buyers. There can be no assurance, however, that we can compete effectively.

OUR TECHNOLOGY MAY BECOME OBSOLETE

     The computer industry and related businesses are marked by rapid and significant technological development and change. It is possible that our interactive technology and services will be rendered obsolete by ongoing technological developments. There also is no assurance that we will be able to respond effectively to technological changes.

OUR PROPRIETARY PROTECTION IS UNCERTAIN

     We regard the Playmaker(R) keyboard and other technology utilized in the NTN Network(TM) as proprietary and rely on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect our propriety rights. We have one patent application pending for our proprietary interactive technology. There is no assurance, however, that any patent will be issued or that any issued patent will provide us with significant competitive advantages. It is our policy that all employees and consultants involved in research and developmental activities sign nondisclosure agreements; however, this may not afford us sufficient protection for our know-how and proprietary information and products. Other parties may independently develop similar or more advanced technologies. As the number of software products in the interactive television industry increases and increasingly become available in new delivery formats, software developers and publishers may increasingly become subject to infringement claims. Any such claims or litigation brought against us could be costly and could have an adverse effect on our business and results of operations.

WE DEPEND ON A SINGLE SUPPLIER OF PLAYMAKERS(R)

     We currently purchase the redesigned 900-megahertz Playmaker(R)from a single, unaffiliated Taiwanese manufacturer, and we have occasionally experienced delays in obtaining new Playmakers(R). Unless and until we succeed in establishing additional manufacturing relationships, we will continue to be dependent on our

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

current sole source of supply of Playmakers(R) and may continue to experience delays in new Playmaker(R) shipments.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS

     Our Certificate of Incorporation and Bylaws contain certain provisions intended to discourage attempts to acquire control of us (other than by means of a transaction negotiated with our Board of Directors) and to make it more difficult for individual stockholders or a group of stockholders to elect directors. These provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then current market price. We believe, however, that these provisions are in our best interests and the best interests of our stockholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total voting power of our outstanding securities then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation, including those provisions relating to the number, election and term of directors, the removal of directors and the filing of vacancies and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of our stockholders believes that such amendment would be in their best interests. See "Description of Capital Stock -- Anti-Takeover Provisions."

OUR STOCK PRICE IS VOLATILE

     Historically, the trading price of our common stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in our operating results, announcements regarding litigation, technological innovations or new products introduced by us or our competitors, general industry conditions and other events or factors, including factors such as analysts' expectations, which are beyond our control. In addition, in recent years and months, broad stock market indices, in general, and the securities of "small cap" companies such as NTN, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the common stock.

     The recent trading prices of the common stock have been at or near the historical lows, and it is possible that we will experience further declines in the trading price in the future. See "Price Range of Common Stock and Dividend Policy."

WE PAY NO DIVIDENDS

     We have never paid cash dividends on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. The terms of our outstanding 7% Convertible Senior Subordinated Notes prohibit payment of dividends on the common stock without the consent of the holders of the notes. See "Price Range of Common Stock and Dividend Policy."

OUR OUTSTANDING OPTIONS AND WARRANTS MAY ADVERSELY AFFECT THE TRADING PRICE OF COMMON STOCK

     At June 3, 1999 there were approximately 6,223,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.63 to $6.50 per share. At June 3, 1999, we also had outstanding warrants to purchase an aggregate of approximately 2,653,000 shares of common stock at current exercise prices ranging from $0.96 to $7.50 per share. Substantially all of the shares underlying these outstanding warrants are subject to currently effective registration statements covering the resale of the underlying warrant shares by the holders.

     The foregoing options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of those options and warrants can be expected to exercise them at a time when we would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options and warrants. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. To the extent the trading price of the common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on our stockholders, including purchasers of the offered shares.

OUR OUTSTANDING SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE TRADING PRICE OF COMMON STOCK

     Approximately 553,000 shares of common stock outstanding as of June 3, 1999 are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, if one year has elapsed since the later of the date of acquisition of restricted shares from an issuer or from an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. A person who has not been an affiliate of NTN for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock as described above for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

     No predictions can be made with respect to the effect that sales of common stock in the market or the availability of shares of common stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of equity securities.

OUR "YEAR 2000" READINESS IS UNCERTAIN

     With the assistance of independent outside consultants, we have been assessing our "Year 2000" computer readiness and exposure to Year 2000 issues, which relates to the inability of computer software programs to recognize the arrival of the year 2000 because of a common software design feature that describes the current year by only its last two digits. In connection with such assessment, we initiated a review of the information technology systems utilized in our business and operations. Based on this review, we have segregated our systems into two categories: mission critical and support systems. Mission critical systems are characterized as hardware and applications contributing to the income of the business. Support systems are characterized as systems that organize and create efficiencies for the corporation, but are not critical to our operations. We have completed the assessment phase and have started the renovation phase which should be completed by the third quarter of 1999.

     Our mission critical systems are segregated between systems located in our hospitality sites and back-end systems which support both the DITV network and the NTN original network, for which we will incur expected costs of approximately $1,000,000 to ensure Year 2000 compliance. We intend to fund these costs with cash on hand, leases from vendors and internally generated funds. We have incurred costs specific to remediation efforts of approximately $50,000 through March 31, 1999. Certain compliance issues have been eliminated as a result of the DITV network and the new equipment purchased related to DITV including back-end equipment. We are testing Year 2000 compliance at the system BIOS ("Basic Input Output System"), operating system and application levels. We have determined that 25% of hospitality site systems may not be Year 2000 compliant due to the inaccurate roll over of the system BIOS which could compromise content scheduling. We estimate that the replacement of these systems will cost a total of approximately $725,000 for all affected hospitality sites. All systems in the DITV network are Year 2000 compliant. We have identified key back-end systems that will require an upgrade of commercial hardware and data base software. As can be determined thus far, the operating systems and NTN-developed applications are not affected, but are being verified for compliance. We have also initiated a review of Year 2000 compliance by our principal vendors, and this estimate assumes that we will not incur significant Year 2000 related costs on behalf of our vendors or other third parties.

     Concerning the support systems, all corporate personal computers and servers have been deemed Year 2000 compliant. The operating systems and commercial software packages have been upgraded to compliant versions.

     Our most likely worst-case scenario would be if we were unable to broadcast our programs to our network services customers. Network services revenue represents 85% of total revenues for the three months ended March 31, 1999. We have not yet established a contingency plan in the event that this occurs. As a result, a widespread or extended failure of our internal systems, or systems of third parties, to be Year 2000 compliant would have a material adverse effect on the our business, financial condition and operating results.

                              RECENT DEVELOPMENTS

ASSET PURCHASE

     In April 1999 we acquired the assets and rights to certain technology, hardware and video games used in the Internet game business from Sikander, Inc., a Nevada corporation. The technology will enable us to link the viewer/participants on our existing network to coin-operated Internet stations, thus providing out-of-home access to the Web and video games for patrons in restaurants, hotels and other public venues. In consideration for these assets, we paid Sikander, Inc. $40,000 in cash and executed a 10% promissory note for $360,000 payable in twelve equal quarterly installments of $30,000, plus interest, commencing on June 30, 1999. Additionally, we granted Sikander, Inc. options to purchase up to a maximum of 600,000 shares of common stock at $.625 per share subject to earn-out provisions, under which all the options will be earned in the event that the Internet game business generates a minimum of $10 million in revenues by April 30, 2000. The number of options are reduced ratably if this target is not met and further reduced if gross margins over a four-year period do not meet or exceed 50%. Once they have been earned, the options will become exercisable in four installments of 25% each as of April 30, 2000 through 2003.

     In connection with the acquisition, we added Sikander, Inc.'s CEO, Edward Bevilacqua, to our management team. Bevilacqua together with Siemens, IBM, Frogdesign and other key firms developed a public access e-commerce platform utilizing games, a digital jukebox and other features as magnet applications. His previous management positions have been with PlayNet Technologies and Sport Active Television, both interactive entertainment delivery platforms designed specifically for the hospitality industry. In connection with Mr. Bevilacqua's employment with us, he was granted 400,000 options at fair market value to purchase common stock under our 1995 stock option plan.

ISSUANCE OF 7% CONVERTIBLE SENIOR SUBORDINATED NOTES

     In October 1998, the holders of our outstanding Series B Preferred Stock agreed to exchange their remaining $5,600,000 of Preferred Stock (and accrued dividends) for 7% Senior convertible subordinated notes due February 1, 2001 with a fixed conversion price of $1.275 per common share. On January 11, 1999, the exchange was completed and notes were issued in aggregate principal amount of approximately $5,913,000. In consideration of the debt for stock exchange, the Company issued the Preferred Stock holders warrants expiring February 1, 2001 to purchase an aggregate of one million shares of common stock. The warrants have an initial exercise price of $1.25 per common share which will be subject to reduction in the event that the common stock trades at levels significantly above the exercise price. An allocation has been made between the 7% Senior convertible notes payable and the warrants based on the relative fair values of the securities at the time of issuance. A discount of approximately $464,000 has been recorded against the convertible notes due to the allocation. To recognize the discount over the term of the notes, additional interest expense of approximately $47,000 has been accreted for the three months ended March 31, 1999. As a result of this exchange, the Company will record interest expense, at an effective interest rate of 11% per year, throughout the terms of the notes which began in the first quarter of 1999. The convertible notes and warrants were issued to the two institutional holders of the outstanding Series B Preferred Stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933 for transactions not involving a public offering.

ISSUANCE OF TREASURY STOCK

     On May 10, 1999, we issued 218,400 common shares of our treasury stock to certain investors pursuant to a settlement with these investors relating to antidilution adjustments the investors believed were triggered by certain transactions we completed in 1995 and 1996.

                                USE OF PROCEEDS

     We will bear the costs and expenses of registration of the shares offered by the selling securityholders, which are estimated at $48,000. Other than the exercise price of the warrants held by two of the selling securityholders as described herein (to the extent that it is exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that the holders will choose to exercise the warrants in whole or in part. The gross proceeds to us in the event that the warrants are exercised in full will amount to $1,432,000.

     We intend to apply any net proceeds we receive from the exercise of the warrant to augment our working capital and for general corporate purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the American Stock Exchange (the "AMEX") under the symbol "NTN." The prices below are the high and low sales prices for the common stock as reported on the AMEX for periods shown.

                                                                    LOW           HIGH
                                                                    ---           ----
1996
  First Quarter.............................................         $3 1/8        $4 7/8
  Second Quarter............................................          3 7/8         5 1/8
  Third Quarter.............................................          4 9/16        6 1/8
  Fourth Quarter............................................          3 7/16        5 3/16
1997
  First Quarter.............................................         $3 3/8        $4 7/16
  Second Quarter............................................          2 5/16        4 3/4
  Third Quarter.............................................          2 3/16        4 7/16
  Fourth Quarter............................................          1             2 1/2
1998
  First Quarter.............................................         $0 15/16      $1 1/16
  Second Quarter............................................          0 11/16       2 5/8
  Third Quarter.............................................          0 5/8         1 1/4
  Fourth Quarter............................................          0 5/16        0 13/16
1999
  First Quarter.............................................         $0 9/16       $2 3/16
  Second Quarter (through June 3, 1999).....................         $0 5/8        $1 1/8

     For a recent closing price for the common stock as reported on the AMEX see the cover page of this prospectus. As of June 3, 1999, there were approximately 2,000 record owners of the common stock according to information available from our transfer agent.

     To date, we have not declared or paid any cash dividends with respect to our common stock, and the current policy of the Board of Directors is to retain earnings, if any, for use in our business. Consequently, no cash dividends are expected to be paid on the common stock in the foreseeable future. Further, there can be no assurance that our proposed operations will generate the revenues and cash flow needed to declare a cash dividend or that we will have legally available funds to pay dividends.

     As of June 3, 1999, we had outstanding $5,532,389 in principal amount of 7% Convertible Senior Subordinated Notes. So long as these convertible notes are outstanding, no dividends may be declared or paid on the common stock without the prior consent of the noteholders.

                            SELLING SECURITYHOLDERS

DIRECTORS

     In December 1997 and April 1999, our directors serving at the time elected to receive shares of our common stock in lieu of cash for directors fees earned by them from September 1, 1996 to March 31, 1999. The stock was valued for this purpose at a price of $1.125 per share for the period ending December 1998 and at $0.50 per share for the period ending March 31, 1999. We also agreed to register these shares as provided in this prospectus. The directors making the election were: Robert Bennett, Edward Frazier, Stanley Kinsey, Donald Klosterman and Esther Rodriguez. Gerald Sokol, Jr., made a similar election, as described below.

GERALD SOKOL, JR.

     In January 1999, Gerald Sokol, Jr., who was then our President and Chief Financial Officer, resigned as an executive officer and director. In February 1999, we entered into a Resignation and General Release Agreement ("Resignation Agreement") with Mr. Sokol pursuant to which Mr. Sokol's Employment Agreement, dated July 1, 1998, was terminated.

     Pursuant to the Resignation Agreement, we paid $205,850 to Mr. Sokol in settlement of his prior Employment Agreement and in consideration of his agreement not to compete with us for a period of one year. We also paid Mr. Sokol an earned 1998 bonus of $128,500 and agreed to issue Mr. Sokol 40,889 shares of common stock in lieu of directors fees earned by him from April 1997 through January 1999. We agreed to issue shares in the same monthly amounts as issued to all other directors as described above We agreed to register these shares as provided in this prospectus.

FRAZIER/KING MEDIA HOLDING CO.

     In December 1996, we retained Frazier/King Media Holding Co.
("Frazier/King"), a media consulting firm, to provide one year of consulting services relating to the development of a local advertising sales program.

     In April 1997, we entered into another Consulting Agreement with Frazier/King. For Frazier/King's services under this later agreement, we granted Frazier/King a warrant to purchase 1,000,000 shares of common stock at an exercise price of $2.81, the approximate market value of the common stock on the date of the Consulting Agreement, and agreed to reimburse Frazier/King for expenses (other than normal operating expenses) incurred by it in performing its consulting services. Frazier/King's warrant was immediately vested and exercisable as to 200,000 shares of common stock and was to become vested and exercisable as to the balance of 800,000 covered shares in quarterly installments of 100,000 shares each as of the 15th day of each July, October, January and April, commencing July 15, 1997 and ending April 15, 1999, provided that the Board of Directors of NTN has determined that Frazier/King was performing satisfactorily under the Consulting Agreement.

     In January 1998, the Board and Frazier/King agreed to terminate the later Consulting Agreement, and, in conjunction with this termination, Frazier/King agreed that its warrant described in the previous paragraph would be immediately vested and exercisable as to 500,000 of the shares of common stock covered by the warrant. We also agreed to register the shares underlying the warrant as provided in this prospectus.

BARRY BERGSMAN

     On February 1, 1999, we entered into a Consulting Agreement with Barry Bergsman, who has been one of our directors since August 1998, pursuant to which Mr. Bergsman was engaged to actively provide us with consulting services under the direction of our chief executive officer. For Mr. Bergsman's services under the Consulting Agreement, we granted Mr. Bergsman a warrant to purchase 36,000 shares of common stock at an exercise price of $0.75 per share. The warrant is exercisable as to 3,000 shares on the first day of each of the twelve consecutive months commencing March 1, 1999. In addition, we agreed to pay Mr. Bergsman cash compensation of $3,500 per month. The Consulting Agreement expires on January 31, 2000. We agreed to register the shares underlying the warrant as provided in this prospectus.

SELLING SECURITYHOLDER TABLE

     The following table sets forth certain information regarding the beneficial ownership of common stock by the selling securityholders on June 3, 1999. To our knowledge the selling securityholders have sole voting and investment power with respect to the shares of common stock shown. An asterisk denotes beneficial ownership of less than 1%.

                                        BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                         BEFORE OFFERING(1)      NUMBER OF        AFTER OFFERING
                                       -----------------------    SHARES      ----------------------
                                       NUMBER OF                   BEING      NUMBER OF
       SELLING SECURITYHOLDER           SHARES      PERCENT(2)    OFFERED      SHARES     PERCENT(2)
       ----------------------          ---------    ----------   ---------    ---------   ----------
Robert Bennett(3)....................    121,333         *         54,667        66,666        *
Edward Frazier(4)....................    236,167         *         32,000       208,167        *
Stanley B. Kinsey(5).................    122,000         *         18,667       103,333        *
Donald C. Klosterman(6)..............    511,416       1.8         54,667       456,749      1.6
Esther Rodriguez(7)..................     74,766         *         40,433        34,333        *
Gerald Sokol, Jr.(8).................  1,362,000       4.8         40,889     1,321,111      4.7
Frazier/KingMedia Holding Co.........    500,000       1.8        500,000            --        *
Barry Bergsman.......................     53,000(9)      *         48,000(10)    17,000        *

---------------

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

 (2) Included as outstanding for this purpose are 28,287,000 shares outstanding on June 3, 1999 plus, in the case of each selling securityholder, the shares issuable upon exercise of any options or warrants held by such securityholder (but not including shares issuable upon exercise or conversion of any other warrants, convertible notes or other securities held by any other person).

 (3) Includes 66,666 shares subject to currently exercisable options held by Mr. Bennett.

 (4) Includes 204,167 shares subject to currently exercisable options held by Mr. Frazier.

 (5) Includes 33,333 shares subject to currently exercisable options held by Mr. Kinsey.

 (6) Includes 350,000 shares subject to currently exercisable options and warrants held by Mr. Klosterman. Also includes 5,000 shares held indirectly by Mr. Klosterman.

 (7) Includes 33,333 shares subject to currently exercisable options held by Ms. Rodriguez. Also includes 1,000 shares held by The Rodriguez Family Trust, of which Ms. Rodriguez is a co-trustee.

 (8) Includes 1,300,000 shares subject to currently exercisable options held by Mr. Sokol.

 (9) Includes 24,000 shares subject to currently exercisable warrants held by Mr. Bergsman. Also includes 17,000 shares of common stock held by the Bergsman Family Trust.

(10) Includes 36,000 shares subject to the warrant granted to Mr. Bergsman under the Consulting Agreement and 12,000 shares of common stock paid to Mr. Bergsman in lieu of cash for directors fees.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

     The common stock covered by this prospectus may be offered for sale from time to time by the selling securityholders to or through underwriters or directly to other purchasers or through agents in one or more market transactions, in one or more private transactions or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices or at negotiated prices. Such methods of distribution may include, without limitation (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as a principal to facilitate the transaction; (b) purchases by a broker-dealer as a principal and resale by such broker-dealer for its own account pursuant to the Registration Statement of which this prospectus is a part; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker or dealer. This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, brokers-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or financial institution of the shares of common stock offered hereby, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge the shares offered hereby to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any common stock covered by this prospectus that so qualifies may be sold under Rule 144 under the Securities Act.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with sales pursuant thereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

     The costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the common stock will be borne by the selling securityholders. The selling securityholders have agreed or may agree to indemnify us or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this Registration Statement, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling securityholders or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the common stock pursuant to this prospectus, including liabilities arising under the Securities Act.

     We have informed the selling securityholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of the shares offered hereby and have furnished each of the selling securityholders with a copy of these provisions. We have also advised the selling securityholders of the requirement for delivery of this prospectus in connection with any public sale of the shares.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.005 per share, and 50,000,000 shares of common stock. The preferred stock may be issued in one or more series; the only series currently designated are a series of 5,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and a series of 85,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock").

COMMON STOCK

     At June 3, 1999, there were approximately 28,287,000 shares of common stock outstanding.

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds, after payment of any dividends required on the outstanding preferred stock. Upon our liquidation, dissolution or winding up the holders of common stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and for any payments with respect to the preferred stock. The holders of common stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to such shares. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of the outstanding Series A Preferred Stock, and may be subject to the rights of the holders of such other preferred stock as we may issue in the future, although we have no plans at this time to issue additional preferred stock.

SERIES A PREFERRED STOCK

     At June 3, 1999, there were 161,000 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semiannually on December 1 and June 1 of each year in cash or, at our option, by means of the issuance of shares of common stock, which are to be valued for this purpose at the fair market value of the common stock. We are current in the payment of all dividends on the Series A Preferred Stock. Upon our liquidation, dissolution and winding up, each holder of the Series A Preferred Stock shall be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of common stock. Each share of the Series A Preferred Stock currently is convertible into approximately .2908 share of common stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to certain antidilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.

SERIES B PREFERRED STOCK

     We previously authorized a series of 85,000 shares of Series B Convertible Preferred Stock. In October 1997, we sold and issued an aggregate of 70,000 shares of Series B Preferred Stock at a purchase price of $100 per share, of which 56,000 shares remained outstanding as of October 5, 1998. As of October 5, 1998, the holders of the outstanding Series B Preferred Stock entered into an Exchange Agreement with us under which they agreed to surrender for cancellation of all their shares of Series B Preferred Stock in exchange for our issuance to them of the warrants and convertible notes described herein. As a result, there are no longer any shares of Series B Preferred Stock authorized or outstanding.

PREFERRED STOCK

     Additional shares of authorized preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the holders of common stock. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation.

     The Board of Directors, without approval of the holders of common stock, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of common stock or create impediments to persons seeking to gain control of us. We have no present plan or arrangement to issue any additional shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

     The provisions of our Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), summarized in the succeeding paragraphs, may have anti-takeover effects and may delay, defer or prevent a tender offer, takeover attempt or change in control that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws

     The Certificate provides that the affirmative vote of the holders of at least 80% of the total voting power of all of our outstanding securities then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 80% of the total voting power of all of our outstanding securities then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of our stockholders believes that such amendment would be in their best interests.

  Classified Board of Directors

     The Certificate and the Bylaws divide the Board of Directors into three classes, each class to be nearly equal in number as possible, each class serving staggered three-year terms. Approximately two-thirds of our directors are subject to re-election at each annual meeting of stockholders. The classification of directors and provisions in the Certificate that limit the ability of stockholders to increase the size of the Board of Directors without the vote of at least 80% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believes that such a change would be desirable.

  Certain Shareholder Action

     The Certificate requires that shareholder action be taken at an annual meeting or special meeting of stockholders called pursuant to a resolution adopted by a majority of the Board of Directors and prohibits securityholder action by written consent.

  Section 203 of the Delaware General Corporation Law

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Subject to certain exceptions summarized below,
Section 203 prohibits any Interested Shareholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Shareholder. Interested Shareholder, as defined, includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and

(ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Shareholder is determined. Subject to certain exceptions, a "business combination" includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Shareholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Shareholder; and (v) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if: (i) before a person became an Interested Shareholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Shareholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Shareholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

TRANSFER AGENT

     The Transfer Agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

RESTRICTED STOCK

     At June 3, 1999, there were approximately 28,287,000 shares of common stock outstanding. Approximately 553,000 of such shares of common stock are "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as the registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be our "affiliate" as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then-outstanding shares of common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. If the shares in question were acquired from us in transactions not involving a public offering, then they may not be sold under Rule 144 until they have been outstanding for at least one year. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not deemed to have been our affiliate during the 90 days preceding a sale by such person is entitled to sell shares that have been outstanding for at least two years without regard to the volume, manner of sale or notice requirements.

     No predictions can be made with respect to the effect, if any, that sales of common stock in the market or the availability of shares of common stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

OPTIONS AND WARRANTS

     At June 3, 1999 there were approximately 6,223,000 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.63 to $6.50 per share. At June 3, 1999, we also had outstanding warrants to purchase an aggregate of approximately 2,653,000 shares of common stock (including 536,000 of the shares offered herein) at exercise prices ranging from $0.96 to $7.50 per share. Substantially all of the shares underlying our outstanding warrants are subject to currently effective registration statements covering the resale of the underlying warrant shares by the holders.

SETTLEMENT WARRANTS

     In February 1998, we issued redeemable common stock Purchase Warrants (the "Settlement Warrants") to purchase up to 565,000 shares of common stock. The Settlement Warrants were issued as part of a court-approved settlement of a prior class-action lawsuit against us and certain other defendants. The Settlement Warrants are in registered form, are subject to the terms and conditions of a Warrant Agreement between us and American Stock Transfer & Trust Company, as Warrant Agent, and are listed for trading on the AMEX under the symbol "NTNW."

     Each Settlement Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $0.96 per share. The Settlement Warrants are exercisable for a period of three years ending February 18, 2001. During the period from February 18, 2000 until the expiration of the Settlement Warrants, the holders will have the right (but are not obligated) to require us to redeem the Settlement Warrants for cash at a price of $3.25 per Settlement Warrant unless the Settlement Warrants shall have previously been exercised. The redemption right will expire, however, if at any time during the exercise period the closing price per share of common stock as reported on the AMEX exceeds $4.21 per share for any seven trading days, whether or not consecutive. The cost to us to redeem all of the Settlement Warrants would be $1,836,250. Upon expiration of the redemption right, we will have no further obligation to repurchase the Settlement Warrants.

     The Settlement Warrants contain antidilution provisions to avoid dilution of the equity interest represented by the underlying shares upon the occurrence of certain events such as share dividends or splits, reorganizations, consolidations, mergers or like occurrences.

     Pursuant to the settlement of the Action, we filed a Registration Statement under the Securities Act in order to register the issuance of the shares of common stock underlying the Settlement Warrants. We agreed to use our best efforts to keep the Registration Statement and any registration or qualification required under state securities laws with respect to the shares of common stock underlying the Settlement Warrants effective during the term of the Settlement Warrants. The Settlement Warrants may not be exercised during any period in which any such registration or qualification is required but is not in effect.

     The foregoing options and warrants could adversely affect our ability to obtain future financing and engage in certain mergers and similar transactions, since such options and warrants are likely to be exercised into shares of common stock, if at all, only at a time when the exercise price is less than the market price of the common stock. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. Moreover, the holders of those options and warrants can be expected to exercise them at a time when we would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options and warrants. To the extent the trading price of the common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on our stockholders.

                                INDEMNIFICATION

     Our Certificate of Incorporation and Bylaws permit us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     We have entered into indemnity agreements with certain of our outside directors. Pursuant to such indemnity agreements, we have agreed to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or we are named as a party to a proceeding (as that term is defined).

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    EXPERTS

     The financial statements and schedule of NTN Communications, Inc. as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
NTN Communications, Inc....................    2
Available Information......................    2
Incorporation of Certain Documents by
  Reference................................    3
Forward Looking Statements.................    3
Risk Factors...............................    3
Recent Developments........................    9
Use of Proceeds............................   10
Price Range of Common Stock and Dividend
  Policy...................................   10
Selling Securityholders....................   11
Plan of Distribution.......................   13
Description of Capital Stock...............   14
Shares Eligible for Future Sale............   16
Indemnification............................   18
Experts....................................   18

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                  COMMON STOCK

                            NTN COMMUNICATIONS, INC.

                                 789,323 SHARES
                               -----------------

                                   PROSPECTUS
                               -----------------
                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distributions described in this Registration Statement will be as set forth below. Such costs and expenses shall be borne by the Company. Any commissions, discounts and transfer taxes, if any, attributable to the sales of the shares being registered hereunder will be borne by the Selling Stockholders.

SEC registration fee........................................   $   172
AMEX listing fee............................................    17,500
Printing expenses...........................................    10,000
Accounting fees and expenses................................    10,000
Legal fees and expenses.....................................    10,000
Fees and expenses for qualification under state securities
  laws......................................................       -0-
Miscellaneous...............................................       247
                                                               -------
          Total.............................................   $48,000
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     The Company has entered into indemnity agreements with certain of its outside directors. Pursuant to such indemnity agreements, the Company has agreed to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or the Company is named as a party to a proceeding (as that term is defined).

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

           4.1           -- Specimen common stock Certificate (previously filed as an exhibit to the Company's Registration Statement on Form
                            8-A, File No. 0-19383, and incorporated herein by
                            reference)
           4.2           -- Warrant No. WE-011 issued to Barry Bergsman.*
           4.3           -- Warrant No. WE-010 issued to Frazier/King Media Holding
                            Co.*
           5             -- Opinion of Troy & Gould Professional Corporation.*
          10.1           -- Resignation and General Release Agreement, dated February
                            18, 1999, by and between NTN Communications, Inc. and
                            Gerald Sokol, Jr. (previously filed as an exhibit to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1998 filed with the Commission and
                            incorporated herein by reference).
          10.2           -- Asset Purchase Agreement dated as of April 23, 1999, by and between the Company and Sikander, Inc. (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the three months ended March 31, 1999 filed
                            with the Commission and incorporated herein by
                            reference).

          10.3           -- Promissory Note dated as of April 29, 1999, issued by the
                            Company to Sikander, Inc. (previously filed as an exhibit
                            to the Company's Quarterly Report on Form 10-Q for the
                            three months ended March 31, 1999 filed with the
                            Commission and incorporated herein by reference).
          10.4           -- Earn Out Option dated as of April 23, 1999, by and
                            between the Company and Sikander, Inc. (previously filed
                            as an exhibit to the Company's Quarterly Report on Form
                            10-Q for the three months ended March 31, 1999 filed with
                            the Commission and incorporated herein by reference).
          10.5           -- Stock Option Agreement dated as of April 23, 1999, by and between the Company and Edward Bevilacqua. (previously
                            filed as an exhibit to the Company's Quarterly Report on
                            Form 10-Q for the three months ended March 31, 1999 filed
                            with the Commission and incorporated herein by
                            reference).
          23.1           -- Consent of Troy & Gould Professional Corporation
                            (included in Exhibit 5).*
          23.2           -- Consent of KPMG LLP.*

---------------

* Included herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
        Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (d) The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on June 7, 1999.

                                            NTN COMMUNICATIONS, INC.

                                            By:    /s/ STANLEY B. KINSEY
                                              ----------------------------------
                                                      Stanley B. Kinsey
                                                 Chairman and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ STANLEY B. KINSEY                  Chairman of the Board and Chief     June 7, 1999
-----------------------------------------------------    Executive Officer
                  Stanley B. Kinsey

                  /s/ KENDRA BERGER                    Chief Financial Officer             June 7, 1999
-----------------------------------------------------    (Principal Financial Accounting
                    Kendra Berger                        Officer)

                /s/ ROBERT M. BENNETT                  Director                            June 7, 1999
-----------------------------------------------------
                  Robert M. Bennett

                 /s/ BARRY BERGSMAN                    Director                            June 7, 1999
-----------------------------------------------------
                   Barry Bergsman

              /s/ DONALD C. KLOSTERMAN                 Director                            June 7, 1999
-----------------------------------------------------
                Donald C. Klosterman

               /s/ ESTHER L. RODRIGUEZ                 Director                           June 7, 1999
-----------------------------------------------------
                 Esther L. Rodriguez

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                   DESCRIPTION
        -------                                   -----------
           4.1            -- Specimen common stock Certificate (previously filed as an exhibit to the Company's Registration Statement on Form
                             8-A, File No. 0-19383, and incorporated herein by
                             reference)
           4.2            -- Warrant No. WE-011 issued to Barry Bergsman.*
           4.3            -- Warrant No. WE-010 issued to Frazier/King Media Holding
                             Co.*
           5              -- Opinion of Troy & Gould Professional Corporation
          10.1            -- Resignation and General Release Agreement, dated February
                             18, 1999, by and between NTN Communications, Inc. and
                             Gerald Sokol, Jr. (previously filed as an exhibit to the
                             Company's Annual Report on Form 10-K for the years ended
                             December 31, 1998 filed with the Commission and
                             incorporated herein by reference)
          10.2            -- Asset Purchase Agreement dated as of April 23, 1999, by and between the Company and Sikander, Inc. (previously
                             filed as an exhibit to the Company's Quarterly Report on
                             Form 10-Q for the three months ended March 31, 1999 filed
                             with the Commission and incorporated herein by reference)
          10.3            -- Promissory Note dated as of April 29, 1999, issued by the
                             Company to Sikander, Inc. (previously filed as an exhibit
                             to the Company's Quarterly Report on Form 10-Q for the
                             three months ended March 31, 1999 filed with the
                             Commission and incorporated herein by reference)
          10.4            -- Earn Out Option dated as of April 23, 1999, by and
                             between the Company and Sikander, Inc. (previously filed
                             as an exhibit to the Company's Quarterly Report on Form
                             10-Q for the three months ended March 31, 1999 filed with
                             the Commission and incorporated herein by reference)
          10.5            -- Stock Option Agreement dated as of April 23, 1999, by and between the Company and Edward Bevilacqua. (previously
                             filed as an exhibit to the Company's Quarterly Report on
                             Form 10-Q for the three months ended March 31, 1999 filed
                             with the Commission and incorporated herein by reference)
          10.6            -- Consent of Troy & Gould Professional Corporation
                             (included in Exhibit 5).*
          10.7            -- Consent of KPMG LLP.*

---------------

* Included herewith.